Exhibit 12
MONSANTO COMPANY

Ratio of Earnings to Fixed Charges(1)(2)	Year Ended Aug. 31,
(Dollars in millions except for ratios)	2015	2014	2013	2012	2011
EARNINGS:
Income from Continuing Operations Before Income Taxes	$3,161	$3,827	$3,429	$2,988	$2,374
Add:
Fixed charges	509	327	246	257	234
Equity affiliate income — net	13	8	(15)	(10)	(21)
Amortization of capitalized interest	18	17	16	15	15
Less:
Capitalized interest	(26)	(28)	(23)	(21)	(22)
Earnings available for fixed charges	$3,675	$4,151	$3,653	$3,229	$2,580
FIXED CHARGES:
Interest expense(3)	$434	$250	$176	$191	$172
Capitalized interest	26	28	23	21	22
Portion of rents representative of interest factor	49	49	47	45	40
Total Fixed Charges	$509	$327	$246	$257	$234
Ratio of Earnings to Fixed Charges	7.22	12.69	14.85	12.56	11.03

(1)	Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.

(2)	The operating results of the Dairy business have been conformed to discontinued operations presentation for all relevant fiscal years presented.

(3)	Includes amortization of deferred debt issuance costs and the interest component of the income tax provision.

Debt to Capital Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for percentages)	2015	2014	2013	2012	2011
Short-Term Debt	$615	$233	$51	$36	$678
Long-Term Debt (2)	8,429	7,465	2,048	2,024	1,532
Total Debt	9,044	7,698	2,099	2,060	2,210
Total Monsanto Company Shareowners’ Equity	6,990	7,875	12,559	11,833	11,545
Debt-to-Capital Ratio	56%	49%	14%	15%	16%

(1)	Debt-to-capital ratio is the sum of short-term and long-term debt, divided by the sum of short-term and long-term debt and shareowners’ equity.

(2)	Prior period balances have been updated to conform with current period presentation for the adoption of the accounting standard update "Presentation of Debt Issuance Costs."

Current Ratio(1)	Year Ended Aug. 31,
(amounts in millions except for ratios)	2015	2014	2013	2012	2011
Total Current Assets	$10,625	$9,675	$10,077	$9,658	$8,809
Total Current Liabilities	5,177	5,112	4,336	4,221	4,729
Current Ratio	2.05	1.89	2.32	2.29	1.86

(1)	Current ratio represents total current assets divided by total current liabilities.